UNITED STATES
                        SECURITIES AND EXHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 36)*

                         TUBOS DE ACERO DE MEXICO, S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    898592506
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Mr. Fernando R. Mantilla
      Av. Leandro N. Alem 1067, 28th Floor, 1001 - Buenos Aires, Argentina
                               (54-11) 4018-2245
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 10, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not bee deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 898592506
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                 SIDERCA Sociedad Anonima Industrial y Comercial
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions)    NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization    ARGENTINA

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially           ---------------------------------------------------------
Owned by                8.    Shared Voting Power: 324,064,223 Shares of TAMSA
Each Reporting                Common Stock (1 ADR=5 shares)
Person With            ---------------------------------------------------------
                        9.    Sole Dispositive Power    NONE

                       ---------------------------------------------------------
                        10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
      Instructions)   NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)  94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions)  CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                            SIDERCA INTERNATIONAL ApS
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) ......................................................................

      (b) ......................................................................
--------------------------------------------------------------------------------

3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization    DENMARK

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power    NONE

                       ---------------------------------------------------------
                        10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person   324,064,223

--------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
      Instructions)   NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                        ROCCA & PARTNERS Sociedad Anonima
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE

                       ---------------------------------------------------------
                        10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)

--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person  324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                                SAN FAUSTIN N.V.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions)   NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization   NETHERLANDS ANTILLES

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power   NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person   324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions) CO
     ...........................................................................
     ...........................................................................
     ...........................................................................
     ...........................................................................
     ...........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                                 SIDERTUBES S.A.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization LUXEMBOURG

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power  NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                       I.I.I. INDUSTRIAL INVESTMENTS INC.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4. Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                                  TENARIS S.A.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................

--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization LUXEMBOURG

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                                  INVERTUB S.A.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization ARGENTINA

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

CUSIP No. 898592506

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

                                 SIDTAM LIMITED
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a).......................................................................

      (b).......................................................................
--------------------------------------------------------------------------------
3.    SEC Use Only .............................................................

--------------------------------------------------------------------------------
4.    Source of Funds (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .............................................................

--------------------------------------------------------------------------------
6.    Citizenship or Place of Organization BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
Number of Shares        7.    Sole Voting Power    NONE
Beneficially
Owned by               ---------------------------------------------------------
Each Reporting          8.    Shared Voting Power 324,064,223 Shares of TAMSA
Person With                   Common Stock (1 ADR=5 shares)
                       ---------------------------------------------------------
                        9.    Sole Dispositive Power NONE
                       ---------------------------------------------------------
                        10.   Shared Dispositive Power 324,064,223 Shares of
                              TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person 324,064,223

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE

--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11) 94.50%

--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions) CO
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................
      ..........................................................................

                        AMENDMENT No. 37 TO SCHEDULE 13D

This Amendment No. 36 amends the Statement on Schedule 13D originally filed on September 24, 1992 and amended and restated as of November 11, 2002, as amended ("Schedule 13D"), on behalf of Siderca Sociedad Anonima, Industrial y Comercial ("Siderca SAIC"), and Siderca International ApS ("Siderca ApS"), together with Rocca & Partners S.A. ("Rocca & Partners"), San Faustin N.V. ("San Faustin"), Sidertubes S.A. ("Sidertubes"), I.I.I. Industrial Investments Inc. ("III BVI"), Tenaris S.A. ("Tenaris"), Invertub Sociedad Anonima ("Invertub") and Sidtam Limited ("Sidtam") (collectively, "Reporting Persons"), relating to the common shares, without par value (the "TAMSA Shares"), of Tubos de Acero de Mexico, S.A., a Mexican company ("TAMSA").

      Item 2. Identity and Background

No changes except the following:

On June 10, 2003, Mr. Roberto Rocca passed away and therefore he is no longer a reporting person.

An updated list of the directors and executive officers of Siderca S.A.I.C., Rocca & Partners S.A., San Faustin N.V., Sidertubes S.A., I.I.I. Industrial Investments Inc. and Tenaris S.A., and the information required by subparagraphs
(a) through (c) and subparagraph (f) of Item 2 of Schedule 13D, is set forth respectively on Schedules A through F and is hereby incorporated herein by reference.

None of the Reporting Persons, and to their best knowledge, none of the executive officers or directors of Siderca S.A.I.C., Rocca & Partners S.A., San Faustin N.V., Sidertubes S.A., I.I.I. Industrial Investments Inc. and Tenaris S.A. has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation to such laws.

      Item 5. Interest in Securities of the Issuer

No changes.

      Item 7. Material to be Filed as Exhibits

Powers of attorney for Tenaris S.A., I.I.I. Industrial Investments Inc. and Invertub S.A. are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 34 to the Schedule 13D. Powers of attorney for each of the other Reporting Persons are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 23 to the Schedule 13D of Siderca ApS.

The written  agreement of the  Reporting  Persons  related to the filing of this
Schedule 13D as required by Rule 13d-k(1)(iii) is included in the signature pages hereto and is hereby filed as an exhibit hereto.

                                                                      Schedule A

                          Siderca S.A.I.C.

----------------------------------------------------------------------------------------------------------
Directors                 Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro N. Alem 1067,     President and Chief           Italian
President                 Buenos Aires - Argentina      Executive Officer of
                                                        Tenaris
----------------------------------------------------------------------------------------------------------
Federico A. Pena          Av. Leandro N. Alem 1067,     Vice president of Santa       Argentine
Vice president            Buenos Aires - Argentina      Maria S.A.I.F.
----------------------------------------------------------------------------------------------------------
Roberto Bonatti           Av. Leandro N. Alem 1067,     President of San Faustin      Italian
                          Buenos Aires - Argentina      N.V.
----------------------------------------------------------------------------------------------------------
Carlos A. Condorelli      Av. Leandro N. Alem 1067,     Chief Financial Officer of    Argentine
                          Buenos Aires - Argentina      Tenaris
----------------------------------------------------------------------------------------------------------
Guillermo H. Noriega      Av. Leandro N. Alem 1067,     Cono Sur Area Manager of      Argentine
                          Buenos Aires - Argentina      Tenaris
----------------------------------------------------------------------------------------------------------
Guillermo H. Hang         Av. Leandro N. Alem 1067,     Director of Techint           Argentine
Alternate Director        Buenos Aires - Argentina      Financial Corp.
----------------------------------------------------------------------------------------------------------
Fernando R. Mantilla      Av. Leandro N. Alem 1067,     Secretary of San Faustin      Argentine
Alternate Director        Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Executive Officers        Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Guillermo H. Noriega      Av. Leandro N. Alem 1067,     Cono Sur Area Manager of      Argentine
Managing Director         Buenos Aires - Argentina      Tenaris
----------------------------------------------------------------------------------------------------------
Jorge Tena                Av. Leandro Alem 1067,        Manufacturing Manager of      Mexican
Manufacturing Manager     Buenos Aires - Argentina      Siderca
----------------------------------------------------------------------------------------------------------
Walter Alberto Scommazon  Av. Leandro Alem 1067,        Quality Manager of            Argentine
Quality Manager           Buenos Aires - Argentina      Siderca
----------------------------------------------------------------------------------------------------------
Rolando Testini           Av. Leandro Alem 1067,        Engineering Manager of        Argentine
Engineering Manager       Buenos Aires - Argentina      Siderca
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Ruben Fidalgo             Av. Leandro Alem 1067,        Domestic Sales Manager        Argentine
Domestic Sales Manager    Buenos Aires - Argentina      of Siderca
----------------------------------------------------------------------------------------------------------
Juan Carlos Bongartz      Av. Leandro Alem 1067,        Industrial Relations          Argentine
Industrial Relations      Buenos Aires - Argentina      Manager of Siderca
Manager
----------------------------------------------------------------------------------------------------------
Guillermo Murphy          Av. Leandro Alem 1067,        Planning Manager of           Argentine
Planning Manager          Buenos Aires - Argentina      Siderca
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Supervisory Council       Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Mario Azulay              Suipacha 1380 Piso 1(degree), Independent Consultant        Argentine
                          Buenos Aires, Argentina
----------------------------------------------------------------------------------------------------------
Juan Valdez Follino       Av. Leandro Alem 1067,        C.P.A.                        Argentine
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Alberto Pertini           Av. Leandro Alem 1067,        Industrial Engineer           Argentine
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Roberto Fernandez Moujan  Av. Leandro Alem 1067,        Lawyer                        Argentine
Alternate Supervisory     Buenos Aires - Argentina
Council Member
----------------------------------------------------------------------------------------------------------

                                                                      Schedule B

                              Rocca & Partners S.A.

-------------------------------------------------------------------------------------- --------------------
Directors                 Business Address              Present Principal              Citizenship
                                                        Occupation

----------------------------------------------------------------------------------------------------------
Roberto Einaudi           Via Capuccini 14, Milan,      Past Chairman of San          Italian
                          Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Anna Rocca Bonatti        Via Maggiolini 1, Milan,      Director of Rocca &           Italian
                          Italy                         Partners
----------------------------------------------------------------------------------------------------------
Marcella Rocca            Gaspar Campos 325,            Director of Rocca &           Italian
                          Province of Buenos Aires,     Partners
                          Argentina
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Executive Officers        Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Roberto Einaudi           Via Capuccini 14, Milan,      Past Chairman of San          Italian
Vice President            Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Guido Bonatti             Via Donizetti 57              Financial Advisor             Italy
Treasurer                 Milan, Italy
----------------------------------------------------------------------------------------------------------
Stella Maris Martino      Via Maggio 2, Lugano,         Secretary of Rocca &          Italian
Secretary                 Switzerland                   Partners
----------------------------------------------------------------------------------------------------------
Stefano Gnecchi Ruscone   Via Maggio 2, Lugano,         Economist                     Italian
Assistant Secretary       Switzerland
----------------------------------------------------------------------------------------------------------
Andres Pineyro            Carlos Pellegrini 1175,       Architect                     Argentine
Assistant Secretary       1(degree) "A"
                          Buenos Aires, Argentina
----------------------------------------------------------------------------------------------------------

                                                                      Schedule C

                                San Faustin N.V.

----------------------------------------------------------------------------------------------------------
Directors                 Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Roberto Einaudi           Via Capuccini 14, Milan,      Past Chairman of San          Italian
                          Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Gianfelice Rocca          Av. Leandro Alem 1067,        Chairman of San Faustin       Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Giansandro Bassetti       Via La Marmora 1, Milan,      Vice Chairman of San          Italian
                          Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
                          Geneva, Switzerland           Faustin
----------------------------------------------------------------------------------------------------------
Roberto Bonatti           Av. Leandro Alem 1067,        President of San Faustin      Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro Alem 1067,        President and Chief           Italian
                          Buenos Aires - Argentina      Executive Officer of
                                                        Tenaris
----------------------------------------------------------------------------------------------------------
Guido Bonatti             Via Donizetti 57              Financial Advisor             Italian
                          Milan, Italy
----------------------------------------------------------------------------------------------------------
Gianfilippo Cuneo         Via Brentano 2                Executive Vice president      Italian
                          Milan, Italy                  Bain, Cuneo & Associati
----------------------------------------------------------------------------------------------------------
Marco Drago               Via G. da Verrazano 15,       Chief Executive Officer       Italian
                          28100, Novara, Italy          of Istituto Geografico
                                                        De Agostini, Novara
----------------------------------------------------------------------------------------------------------
Vincenzo Figus            Via Parigi 11, Rome, Italy    General Counsel of San        Italian
                                                        Faustin
----------------------------------------------------------------------------------------------------------
Franco Grandi             Rua 7 de Abril 277, San       Private investor              Italian
                          Pablo, Brazil
----------------------------------------------------------------------------------------------------------
Lodovico Rocca            Av. Leandro Alem 1067,        Director of San Faustin       Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Executive Officers        Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Gianfelice Rocca          Av. Leandro Alem 1067,        Chairman of San Faustin       Italian
Chairman of the Board -   Buenos Aires - Argentina
Supervisory Committee
Chairman
----------------------------------------------------------------------------------------------------------
Giansandro Bassetti       Via La Marmora 1, Milan,      Vice Chairman of San          Italian
Vice Chairman -           Italy                         Faustin
Supervisory Committee
Member
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
Vice Chairman -           Geneva, Switzerland           Faustin
Supervisory Committee
Member
----------------------------------------------------------------------------------------------------------
Roberto Einaudi           Via Capuccini 14, Milan,      Past Chairman of San          Italian
Past Chairman -           Italy                         Faustin
Supervisory Committee
Member
----------------------------------------------------------------------------------------------------------
Roberto Bonatti           Av. Leandro Alem 1067,        President of San Faustin      Italian
President - Supervisory   Buenos Aires - Argentina
Committee Member
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro Alem 1067,        Chief Executive Officer       Italian
Vice President -          Buenos Aires - Argentina      of Tenaris
Supervisory Committee
Member
----------------------------------------------------------------------------------------------------------
Marco Drago               Via G. da Verrazano 15,       Chief Executive Officer       Italian
Supervisory Committee     28100, Novara, Italy          of Istituto Geografico
Member                                                  De Agostini, Novara
----------------------------------------------------------------------------------------------------------
Carlos Enrique Zandona    Av. Leandro Alem 1067,        Treasurer of San Faustin      Argentinean
Treasurer                 Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Pierluigi Molajoni        Av. Leandro Alem 1067,        President, Techint            Italian
General Manager           Buenos Aires - Argentina      Engineering Company Inc.
----------------------------------------------------------------------------------------------------------
Fernando Mantilla         Av. Leandro Alem 1067,        Secretary of San Faustin      Argentinean
Secretary                 Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Umberto Bocchini          Av. Leandro Alem 1067,        In-house Lawyer               Italian
Assistant Secretary       Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Stefano Gnecchi Ruscone   Via Maggio 2, Lugano,         Economist                     Italian
Assistant Secretary       Switzerland
----------------------------------------------------------------------------------------------------------

                                                                      Schedule D

                       I.I.I. Industrial Investments Inc.

----------------------------------------------------------------------------------------------------------
Directors                 Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Giansandro Bassetti       Via La Marmora 1, Milan,      Vice Chairman of San          Italian
                          Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
                          Geneva, Switzerland           Faustin
----------------------------------------------------------------------------------------------------------
Renato Lorenzin           Via Emilio Bossi 1,           Sole Director of San          Italian
                          Lugano  - Switzerland         Faustin Lugano S.A.
----------------------------------------------------------------------------------------------------------
Gianfelice Rocca          Av. Leandro Alem 1067,        Chairman of San Faustin       Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Executive Officers        Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
President                 Geneva, Switzerland           Faustin
----------------------------------------------------------------------------------------------------------
Renato Lorenzin           Via Emilio Bossi 1,           Sole Director of San          Italian
Treasurer                 Lugano  - Switzerland         Faustin Lugano S.A.
----------------------------------------------------------------------------------------------------------
Fernando Mantilla         Av. Leandro Alem 1067,        Secretary of San Faustin      Argentinean
Secretary                 Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Umberto Bocchini          Av. Leandro Alem 1067,        In-house Lawyer               Italian
Assistant Secretary       Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Josephine Boni            Via Emilio Bossi 1,           Paralegal Assistant           Swiss
                          Lugano  - Switzerland
----------------------------------------------------------------------------------------------------------

                                                                      Schedule E

                                 Sidertubes S.A.

----------------------------------------------------------------------------------------------------------
Directors                 Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Giansandro Bassetti       Via La Marmora 1, Milan,      Vice Chairman of San          Italian
                          Italy                         Faustin
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
                          Geneva, Switzerland           Faustin
----------------------------------------------------------------------------------------------------------
Roberto Bonatti           Av. Leandro Alem 1067,        President of San Faustin      Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Bruno Marchettini         Av. Leandro N. Alem 1067,     Director of Siderar S.A.      Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Gianfelice Rocca          Av. Leandro Alem 1067,        Chairman of San Faustin       Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro Alem 1067,        President and Chief           Italian
                          Buenos Aires - Argentina      Executive Officer of
                                                        Tenaris
----------------------------------------------------------------------------------------------------------
Carlos Enrique Zandona    Av. Leandro Alem 1067,        Treasurer of San Faustin      Argentinean
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Executive Officers        Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro Alem 1067,        President and Chief           Italian
President                 Buenos Aires - Argentina      Executive Officer of
                                                        Tenaris
----------------------------------------------------------------------------------------------------------
Lucio Bastianini          9A, Plateau de Frontenex,     Vice Chairman of San          Italian
Vice president            Geneva, Switzerland           Faustin
----------------------------------------------------------------------------------------------------------
Stefano Gnecchi Ruscone   Via Maggio 2, Lugano,         Economist                     Italian
Secretary                 Switzerland
----------------------------------------------------------------------------------------------------------
Carlos Condorelli         Av. Leandro N. Alem 1067,     Chief Financial Officer       Argentine
Treasurer                 Buenos Aires - Argentina      of Tenaris
----------------------------------------------------------------------------------------------------------
Renato Lorenzin           Via Emilio Bossi 1,           Sole Director of San          Italian
Commissaire               Lugano  - Switzerland         Faustin Lugano S.A.
----------------------------------------------------------------------------------------------------------

                                                                      Schedule F

                                  Tenaris S.A.

----------------------------------------------------------------------------------------------------------
Directors                 Business Address              Present Principal             Citizenship
                                                        Occupation
----------------------------------------------------------------------------------------------------------
Roberto Bonatti           Av. Leandro N. Alem 1067,     President of San Faustin      Italian
                          Buenos Aires - Argentina      N.V.
----------------------------------------------------------------------------------------------------------
Carlos Franck             Av. Leandro N. Alem 1067,     President of  Santa Maria     Argentine
                          Buenos Aires -Argentina       S.A.I.F.
----------------------------------------------------------------------------------------------------------
Pedro Pablo Kuczynski     2665 South Bay Shore          President and Chief           Peruvian
                          Drive, Suite 1101             Executive Officer, Latin
                          Coconut Grove                 America Enterprise Fund,
                          Miami, Florida 33133          USA
                          USA
----------------------------------------------------------------------------------------------------------
Bruno Marchettini         Av. Leandro N. Alem 1067,     Director of Siderar S.A.      Italian
                          Buenos Aires - Argentina
----------------------------------------------------------------------------------------------------------
Gianfelice Mario Rocca    Av. Leandro N. Alem 1067,     Chairman of San Faustin       Italian
                          Buenos Aires - Argentina      N.V.
----------------------------------------------------------------------------------------------------------
Paolo Rocca               Av. Leandro N. Alem 1067,     President and Chief           Italian
                          Buenos Aires - Argentina      Executive Officer of
                                                        Tenaris
----------------------------------------------------------------------------------------------------------
Jaime Serra Puche         Prol. Paseo de la Reforma     A partner in S.A.I.           Mexican
                          600, Desp. 103                Consultores S.C., Mexico
                          01210-Mexico D.F.
----------------------------------------------------------------------------------------------------------
Amadeo Vazquez y Vazquez  Austria 2670-3(0)piso,        President of Telecom          Argentine
                          (1425) Buenos Aires -         Argentina, a director of
                          Argentina                     Siderca, a director of
                                                        BBVA Banco Frances S.A.,
                                                        a member of the board of
                                                        the Buenos Aires Stock
                                                        Exchange, Vice President
                                                        of the Fundacion
                                                        Mediterranea and
                                                        Vice-President Finance
                                                        of Tenaris
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Guillermo F. Vogel        Edificio Parque Reforma,      Vice Chairman of Tamsa        Mexican
                          Campos Eliseos 400, 11560     and Vice-President
                          Mexico, D.F., Mexico          Finance of Tenaris
----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Executive Officers             Business Address                Present Principal              Citizenship
                                                               Occupation
------------------------------------------------------------------------------------------------------------------
Paolo Rocca                    Av. Leandro N. Alem 1067,       President and Chief            Italian
President and Chief Executive  Buenos Aires - Argentina        Executive Officer of
Officer                                                        Tenaris
------------------------------------------------------------------------------------------------------------------
Carlos Condorelli              Av. Leandro N. Alem 1067,       Chief Financial Officer        Argentine
Chief Financial Officer        Buenos Aires - Argentina        of Tenaris
------------------------------------------------------------------------------------------------------------------
German Cura                    Av. Leandro N. Alem 1067,       Commercial Director of         Argentine
Commercial Director            Buenos Aires - Argentina        Tenaris
------------------------------------------------------------------------------------------------------------------
Alejandro Lammertyn            Av. Leandro N. Alem 1067,       Supply Chain Director of       Argentine
Supply Chain Director          Buenos Aires - Argentina        Tenaris
------------------------------------------------------------------------------------------------------------------
Marco Radnic                   Av. Leandro N. Alem 1067,       Human Resources Director of    Argentine
Human Resources Director       Buenos Aires - Argentina        Tenaris
------------------------------------------------------------------------------------------------------------------
Carlos San Martin              Av. Leandro N. Alem 1067,       Technology Director of         Argentine
Technology Director            Buenos Aires - Argentina        Tenaris
------------------------------------------------------------------------------------------------------------------
Alberto Valsecchi              Piazza Caduti 6 Luglio 1944, 1  European Area Manager of       Italian
European Area Manager          24044 Dalmine (Bergamo)         Tenaris
                               Italia
------------------------------------------------------------------------------------------------------------------
Guillermo Noriega              Av. Leandro N. Alem 1067,       Cono Sur Area Manager of       Argentine
Cono Sur Area Manager          Buenos Aires - Argentina        Tenaris
------------------------------------------------------------------------------------------------------------------
Vincenzo Crapanzano            Km 433.7 Carr. Mexico-Veracruz  Mexican Area Manager of        Italian
Mexican Area Manager           Via Xalapa                      Tenaris
                               (91697) Veracruz, Mexico
------------------------------------------------------------------------------------------------------------------
Marcelo Ramos                  1-1 Minamiwatarida              Managing Director of           Argentine
Managing Director of Japanese  Kawasaki, Kanawa                Japanese Operations of
Operations                     210-0855, Japan                 Tenaris
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Ricardo Soler                  Av. Dr. Gastao Vidigal Neto     Managing Director of Welded    Argentine
Managing Director of Welded    475                             Pipe Operations of Tenaris
Pipe Operations                Barrio Cidade Nova
                               12440-900 Pindamonhangaba
                               Sao Paulo, Brazil
------------------------------------------------------------------------------------------------------------------
Cecilia Bilesio Corporate      Edificio Parque Reforma,        Corporate Secretary of         Argentine
Secretary                      Campos Eliseos 400, 11560       Tenaris
                               Mexico, D.F., Mexico
------------------------------------------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

June 17, 2003

                                       /s/ Fernando Mantilla
                                       ----------------------
                                           Fernando Mantilla
                                           Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS Inc. to sign this statement, certify that the information set forth in this
Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERTUBES S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima, TENARIS S.A. and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by TENARIS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by INVERTUB S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA SOCIEDAD ANONIMA INDUSTRIAL Y COMERCIAL to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB S.A. and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA INTERNATIONAL ApS to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDTAM LIMITED to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

      Pursuant to Rule 13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. INVERTUB Sociedad Anonima and SIDERTUBES S.A.

June 17, 2003

                                        /s/ Fernando Mantilla
                                        ----------------------
                                            Fernando Mantilla
                                            Attorney-in-fact

Exhibit index:

99.1  Powers of attorney (incorporated by reference to Amendments No. 23 and 34)

99.2  Written agreement of the Reporting Persons (included in signature pages)